O'SULLIVAN CORPORATION

                          1985 INCENTIVE STOCK OPTION PLAN

                      Amended and Restated as of July 27, 1993


          Section 1. Purpose. The O'Sullivan Corporation 1985 Incentive Stock Option Plan (the "Plan") is intended to provide key employees of O'Sullivan Corporation (the "Company") and its subsidiaries an opportunity to acquire common stock of the Company. The Plan is expected to help the Company attract, retain, and motivate key employees to work for the success of the Company. Options granted under this Plan are intended to be incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

          Section 2.  Administration.

          (a) Committee. The Plan will be administered by a committee (the "Committee") appointed by the Board of Directors of the Company. Unless the Board of Directors directs otherwise, the Company's Compensation and Stock Option Committee will serve as the Committee for the Plan. The Committee will consist of at least three members of the Board of Directors who are "disinterested persons" for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended ("Rule 16b-3").
     Under Rule 16b-3, a "disinterested person" is a Director who has not been granted or awarded equity securities pursuant to the Plan or any other plan of the Company or any affiliate of the Company during the one-year period prior to his appointment as a member of the Committee. The Committee members may be removed or replaced at any time by the Board of Directors. Members of the Committee may resign at any time upon thirty days' written notice to the Board of Directors.

          (b) Authority. The Committee will have authority to interpret the provisions of the Plan. When appropriate, the Committee may prescribe rules and regulations under the Plan. The Committee will also determine the form of each Stock Option Agreement.

          (c) Grant of Options. The Committee will determine the key employees of the Company and its subsidiaries to whom options shall be granted under the Plan. The Committee will determine the time at which options shall be granted, the number of shares for which options shall be granted, and any terms and conditions of options granted under the Plan. The Committee shall have the




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     exclusive and final authority to determine which employees shall receive options, the number of shares subject to the options, and the terms of the options. Actions taken by the Committee in interpreting the Plan and carrying out its terms will be conclusive. No member of the Committee may be held accountable for any action taken in good faith.

          (d) No Options for Committee. Options may not be granted under this Plan to members of the Committee.

          Section 3.  Eligibility.

          (a) In General. Options may be granted to key employees of the Company, or any of its subsidiaries, within the meaning of
     Section 424(f) of the Code, exclusive of any employee who at the time an option is granted owns directly or indirectly stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation. Indirect ownership of stock will be determined in accordance with Section 424(d) of the Code.

          (b) Directors. Options may not be granted to any director of the Company or its subsidiaries unless the director is also a key employee of the Company or one of its subsidiaries.

          Section 4.  Stock.

          (a) Common Stock. Options may be granted under this Plan for shares of the $1.00 par value common stock of the Company (the "Stock"). Stock issued under this Plan may be authorized but unissued shares. It may also be treasury shares held by the Company.

          (b) Aggregate Share Limitation. The aggregate number of shares which may be issued upon the exercise of options under this Plan may not exceed [165,886] shares (which number reflects the Company's May 31, 1985, May 30, 1986, December 1, 1987, May 31, 1988, and May 31, 1989 stock distributions). Upon the expiration or termination of any unexercised options, the Stock subject to these options will be available for the grant of other options under this Plan.

          (c) Recapitalization of the Company. The limitations established by this section may be adjusted in accordance with
     Section 6 (relating to recapitalization of the Company).

          Section 5. Terms and Conditions of Options. Each option granted under the Plan will be evidenced by a Stock Option
     Agreement (the "Agreement") between the Company and the individual to whom the option is granted (the "Optionee"). Each option will comply with the following conditions:

          (a) Option Price. The option purchase price of the shares of the Company Stock covered by a Stock Option Agreement will not be less than 100% of the fair market value of such shares on the date of the grant. Fair market value of the Stock will be the



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     mean between the highest and lowest quoted selling prices of the
     Stock on the American Stock Exchange on the day the option is granted or, if no sale of the Stock shall have been made on such stock exchange on that day, on the next preceding day on which there was a sale of such stock.

          (b) Dollar Limitation. An option granted on or after January 1, 1987, by its terms, shall be exercisable in a calendar year only to the extent that the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options under Section 422 of the Code are exercisable for the first time during the calendar year by the Optionee does not exceed $100,000 (the "Limitation Amount"). Incentive stock options granted after 1986 under this Plan and all other plans of the Company and any parent and subsidiary corporations shall be aggregated for purposes of the Limitation Amount. The Committee may impose such limitations as it deems appropriate on an option in order to ensure that the foregoing limitation is met. The Committee may determine that if any incentive stock options exceed the Limitation Amount, the excess options may be treated as non-qualified stock options to the extent permitted by law.

          (c) Ten-Year Limitation. No option may be exercised more than ten years after it is granted. Each Agreement must contain this limitation. However, the Committee may grant options which may only be exercised during a period of less than ten years. In the case of any options which may only be exercised during a period of less than ten years, each Agreement must contain this shorter limitation.

          (d) Exercise of Options. Options may be exercised in whole or in part. Options shall become exercisable according to the terms set forth in the optionee's Stock Option Agreement and may only be exercised in accordance with the Agreement. Subject to the terms of the Agreement, an exercisable option may be exercised on any business day until it expires. However, no option may be exercised for less than ten shares unless the option is exhausted upon its exercise. The option price must be paid in cash or check when an option is exercised and before shares are issued under the option. An Optionee will not have any of the rights of a shareholder by reason of an option until it is exercised.

          (e) Seriatim Exercise. An option granted before January 1, 1987 may not be exercised by an Optionee if there is an outstanding incentive stock option granted to the Optionee at an earlier time under this Plan (or another plan of the Company or any of its parent or subsidiary corporations). The term "outstanding" shall have the meaning described in section 422A of the Internal Revenue Code, as in effect before January 1, 1987.

          (f) Employment Requirement. Except as otherwise provided in subsections 5(g) and 5(h), no option granted under this Plan may be exercised unless the Optionee is employed by the Company or a parent or subsidiary corporation at the time of exercise and has been employed by the Company or a parent or subsidiary corporation at all times since the grant of the option.

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          (g)  Termination of Employment.  Except in the case of the death or disability of an Optionee, an option may not be exercised after the employment relationship between the Optionee and the Company and its parent and subsidiary corporations terminates.

          (h) Death or Disability of Optionee. If an Optionee's employment is terminated by reason of death, an option may be exercised within three months after the Optionee's death by the person to whom the Optionee's rights under the option shall have passed by will or by the laws of descent and distribution. If an Optionee's employment is terminated by reason of the Optionee's disability, the option may be exercised within one year of the Optionee's termination of employment. However, neither death nor disability shall act to extend the period during which an option is to be exercised as measured from the date of grant and as contained in the Agreement. The Committee will determine whether an Optionee is disabled, in accordance with Internal Revenue Code requirements.

          (i) Transferability of Option. Options shall not be transferable by the Optionee except by will or by the laws of descent and distribution and shall be exercised during the Optionee's lifetime only by the Optionee.

          Section 6. Recapitalization of Company. The number of shares of common Stock covered by each outstanding option, and the price per share thereof in each such option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common Stock of the Company resulting from a subdivision or consolidation of shares or the payment of a stock dividend (but only on the common Stock) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company.

          If the Company shall be the surviving corporation in any merger or consolidation, each outstanding option shall pertain to and apply to the securities to which a holder of the number of shares of common Stock subject to the option would have been entitled.

          A dissolution or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving corporation, shall cause each outstanding option to terminate. Suspension of the option privilege will occur at the earlier of the public announcement of any potential dissolution, termination, liquidation, merger or consolidation in which the Company would not be the surviving corporation or upon receipt by the Optionee of written notice of such possible occurrence from the Committee chairman. Termination of the option will occur on the day actual ratification of the event by stockholders of the Company occurs. If the stockholders fail to approve such event, the suspension of option privileges will be lifted on the day such ratification fails.





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          In the event of a change in the common Stock of the Company as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the common Stock within the meaning of the Plan.

          To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive, provided that each option granted pursuant to this Plan shall not be adjusted in a manner that causes the option to fail to continue to qualify as an incentive stock option within the meaning of section 422 of the Code, if applicable.

          Section 7. Effective Date of Plan. The original Plan was effective as of January 29, 1985, which is the date on which the Board of Directors of the Company adopted the Plan, subject to approval of the Plan by the stockholders of the Company. The amended and restated Plan is effective as of July 27, 1993.

          Section 8. Termination, Modification. If not sooner terminated by the Board of Directors, this Plan shall terminate on January 28, 1995. No option shall be granted under this Plan after termination. The Board of Directors may terminate this Plan or may amend the Plan in such respects as it shall deem advisable; provided, however, that the stockholders of the Company must approve any amendment that would (i) materially increase the benefits accruing to participants under the Plan,
     (ii) materially increase the number of securities that may be issued under the Plan or (iii) materially modify the requirements as to eligibility for participation in the Plan.

          A termination or amendment of the Plan shall not, without the consent of the Optionee, affect an Optionee's rights under an option previously granted to him. Notwithstanding the foregoing, the Board of Directors may amend the Plan, without stockholder approval, to the extent necessary to cause incentive stock options granted under the Plan to meet the requirements of the Code and regulations thereunder.


















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